UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C

Information Statement Pursuant to Section 14(c)
of the Securities Exchange Act of 1934 (Amendment No.    )

Check the appropriate box:

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☒	Definitive Information Statement

Minn Shares Inc.

(Name of Registrant As Specified In Charter)

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MINN SHARES INC.

315 E. Lake St. Suite 301

Wayzata, MN 55391

NOTICE OF STOCKHOLDER ACTION BY WRITTEN CONSENT

March 6, 2017

To our Stockholders:

NOTICE IS HEREBY GIVEN that the Board of Directors (the “Board”) of Minn Shares Inc., a Delaware corporation (“we”, “us” or “our”), has approved, and the holders of an excess of a majority of the outstanding shares of our common stock, par value $0.0001 per share (the “Common Stock”), have executed a written consent in lieu of a special meeting approving an amendment to our Certificate of Incorporation to effect a combination, or reverse split, of the Common Stock at the rate of 1 share for each 50 shares currently outstanding.

The accompanying Information Statement, which describes the above corporate action in more detail, is being furnished to our stockholders for informational purposes only, pursuant to Section 14(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations prescribed thereunder. Under the Delaware General Corporation Law and our bylaws, stockholder action may be taken by written consent without a meeting of stockholders. The written consent of the holders of a majority of our outstanding Common Stock is sufficient under the Delaware General Corporation Law and our bylaws to approve the actions described above. Accordingly, the actions described above will not be submitted to our other stockholders for a vote. Pursuant to Rule 14c-2 under the Exchange Act, these corporate actions will not be effected until at least twenty (20) calendar days after the mailing of the Information Statement to our stockholders.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

This letter is the notice required by Section 228(e) of the Delaware General Corporation Law. We will first mail the Information Statement on or about March 6, 2017 to our stockholders of record as of February 28, 2017.

For the Board of Directors of
MINN SHARES INC.

By:	/s/ John P. Yeros
John P. Yeros
Chief Executive Officer

MINN SHARES INC.

315 E. Lake St. Suite 301

Wayzata, MN 55391

(877) 973-9191

INFORMATION STATEMENT

PURSUANT TO SECTION 14(c)

OF THE SECURITIES EXCHANGE ACT OF 1934

AND RULE 14c-2 THEREUNDER

NO VOTE OR OTHER ACTION OF STOCKHOLDERS IS REQUIRED IN CONNECTION

WITH THIS INFORMATION STATEMENT.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT

TO SEND US A PROXY.

Minn Shares Inc., a Delaware corporation (“we”, “us” or “our”) is sending this Information Statement solely for the purpose of informing our stockholders in the manner required under Regulation 14(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of the actions taken by the holders of a majority of our outstanding common stock, par value $0.0001 per share (the “Common Stock”), by written consent in lieu of a special meeting. No action is requested or required on your part.

What actions were taken by the written consent in lieu of a special meeting?

Our Board of Directors (the “Board”) has approved, and stockholders holding at least a majority of the issued and outstanding shares of our Common Stock have approved, by written consent in lieu of a special meeting an amendment to our Certificate of Incorporation to effect a reverse split of the Common Stock of 1 share for each 50 shares currently outstanding, in sole discretion of the Board (the “Reverse Split”).

Additional information regarding the Reverse Split is set forth below under “APPROVAL OF THE REVERSE SPLIT.”

How many shares were voted for the action?

The Reverse Split was approved by our Board on February 14, 2017, and by our stockholders pursuant to action taken by majority written consent dated February 14, 2017 (the “Record Date”). The approval of the Reverse Split by written consent of stockholders in lieu of a special meeting requires the consent of the holders of at least a majority of our outstanding shares of Common Stock as of the Record Date. As of the Record Date, 16,299,937 shares of our Common Stock were issued and outstanding. Each share of our Common Stock is entitled to one vote. The holders of 10,616,669 shares of our Common Stock, representing approximately 65.1% of the shares of our Common Stock entitled to vote on the Record Date, executed the written consent.

Under the Delaware General Corporation Law and our bylaws, stockholder action may be taken by written consent without a meeting of stockholders. The written consent of the holders of a majority of our outstanding Common Stock is sufficient under the Delaware General Corporation Law and our bylaws to approve and adopt the Reverse Split. Consequently, no further stockholder action is required.

Am I entitled to dissenters’ or appraisal rights?

The Delaware General Corporation Law does not provide for dissenters’ or appraisal rights for the Reverse Split, and we will not independently provide stockholders with any such right.

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APPROVAL OF THE REVERSE SPLIT

The Reverse Split Amendment

Our Board and stockholders have approved an amendment to our Certificate of Incorporation to effect the Reverse Split. A copy of the Certificate of Amendment to the Certificate of Incorporation is attached as Exhibit A (the “Certificate of Amendment”).

Background and Reason for the Reverse Split

As of the Record Date, 16,299,937 shares of our Common Stock were issued and outstanding and 83,700,063 shares of our Common Stock were authorized but unissued. In addition, 70,000,000 shares of our Common Stock have been reserved for issuance upon the conversion of convertible notes.

Our board of directors believes that the Reverse Split is necessary and appropriate so that shares will be available, if needed, for issuance in connection with future equity financings, possible acquisitions, stock splits, stock dividends, employee benefit plans and for other corporate purposes without further action by our stockholders, except as required by applicable law, regulation or rule.

We believe that the Reverse Split is in both our and our stockholders’ best interest because we expect that it will, among other things, serve to: (i) improve the liquidity of investments in our Common Stock by increasing the trading price range of the Common Stock, which should help us gain visibility in the trading market; (ii) set the stage for possibly listing our Common Stock on an exchange or permit trading in a recognized trading market, if deemed advisable by the Board, either on a stand-alone basis or in connection with an equity financing; and (iii) make available enough shares of our Common Stock for future issuance, including for the Private Placement and Debt Conversion described below under “Proposed Issuance.”

To effect the Reverse Split, we will file the Certificate of Amendment no fewer than 20 calendar days after the mailing of this Information Statement to our stockholders. No further action on the part of our stockholders will be required to implement the Reverse Split. The Board has reserved the right to elect not to proceed and to abandon the Reverse Split if it determines, in its sole discretion, that the Reverse Split would no longer be necessary, or in our and our stockholders’ best interest. We anticipate that we will need to continue to issue and sell shares of our Common Stock and securities convertible into or exercisable for Common Stock in the future in order to meet our capital requirements. To the extent we do so, including with respect to the planned issuances described below, our stockholders are likely to experience significant dilution. Such additional dilution would afford our current stockholders a smaller percentage interest in the voting power, liquidation value and aggregate book value of the Company.

Proposed Issuances

Before or shortly after the effective date of the Reverse Split, the Company expects to conduct a private placement (the “Private Placement”) of up to 33,333,333 units, with each unit consisting of one share of Common Stock and one Common Stock purchase warrant at an offering price of $0.06 per unit (on a pre-Reverse Split basis) to accredited investors only to raise working capital for the Company. Each warrant will entitle the warrant holder to purchase one share of Common Stock at an exercise price of $0.10 per share.

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Additionally, concurrently with the Private Placement, the Company plans to issue approximately 30,000,000 shares of Common Stock (on a pre-Reverse Split basis) to convert an aggregate amount of approximately $3 million in principal and interest due under the Company’s junior bridge notes, senior bridge notes, convertible promissory notes, and certain accounts payable at a conversion price of $0.10 per share (the “Debt Conversion”).

The Common Stock to be issued in the Private Placement and the Debt Conversion will not be or have been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The descriptions of the Private Placement and Debt Conversion contained herein do not constitute an offer to sell the Company’s securities and are not a solicitation for an offer to purchase the Company’s securities. The Reverse Split is being effected, in part, to complete the Private Placement and the Debt Conversion.

The above descriptions are based upon the anticipated structure of the Private Placement and Debt Conversion. It is possible that the terms of the Private Placement or Debt Conversion and any Common Stock issued thereunder could change in a material manner. Additionally, no assurance can be given that the Private Placement or Debt Conversion will be consummated, or if they are, the timing thereof.

Other than the Private Placement and the Debt Conversion, we do not presently have any specific plans to issue any shares of our Common Stock after implementing the Reverse Split.

Certain Risk Factors Associated with the Reverse Split

There can be no assurance that the total market capitalization of our Common Stock after the Reverse Split will be equal to or greater than the total market capitalization before the Reverse Split or that the per share market price of our Common Stock following the Reverse Split will either exceed or remain higher than the current per share market price.

There can be no assurance that the adjusted market price per share of our Common Stock after the Reverse Split will rise or remain constant in proportion to the reduction in the number of shares of our Common Stock outstanding before the Reverse Split. For example, based on the market price of our Common Stock on February 24, 2017 of $0.02 per share, following a 1-for-50 reverse split there can be no assurance that the post-split market price of our Common Stock would be $1.00 per share or greater. Accordingly, the total market capitalization of our Common Stock after the Reverse Split may be lower than the total market capitalization before the Reverse Split and, in the future, the market price of our Common Stock following the Reverse Split may not exceed or remain higher than the market price prior to the Reverse Split. In many cases, the total market capitalization of a company following a reverse stock split is lower than the total market capitalization before the reverse stock split.

A decline in the market price for our Common Stock after the Reverse Split may result in a greater percentage decline than would occur in the absence of a reverse stock split, and the liquidity of our Common Stock could be adversely affected following a reverse stock split.

The market price of our Common Stock will also be based on our performance and other factors, some of which are unrelated to the number of shares outstanding. If the market price of our Common Stock declines after the Reverse Split is effected, the percentage decline as an absolute number and as a percentage of our overall market capitalization may be greater than would occur in the absence of a reverse stock split. In many cases, both the total market capitalization of a company and the market price of a share of such company’s common stock following a reverse stock split are lower than they were before the reverse stock split. Furthermore, the liquidity of our Common Stock could be adversely affected by the reduced number of shares that would be outstanding after the Reverse Split. When effected, the Reverse Split will result in some stockholders owning “odd lots” of less than 100 shares of our Common Stock. Brokerage commissions and other costs of transactions in odd lots are generally somewhat higher than the costs of transactions in “round lots” of even multiples of 100 shares.

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The Reverse Split may not increase our stock price, which would prevent us from realizing some of the anticipated benefits of the reverse stock split, including the possibility of obtaining an initial listing on an exchange.

The effect of the Reverse Split upon the market price of our Common Stock cannot be predicted with any certainty, and the history of similar stock splits for companies in like circumstances is varied. It is possible that the per share price of our Common Stock after the Reverse Split will not rise in proportion to the reduction in the number of shares of our Common Stock outstanding resulting from the Reverse Split. In particular, there can be no assurance that the market price per post-Reverse Split share will exceed the minimum bid price that is required to obtain an initial listing on a national securities exchange. Even if the market price per post-Reverse Split share does exceed the minimum bid price required for an initial listing, there can be no assurance that we will be able to satisfy the other listing standards of a national securities exchange.

Impact of the Reverse Split

General

The Reverse Split will automatically apply to all issued shares of our Common Stock. The par value of our Common Stock will remain unchanged at $0.0001 following the Reverse Split. Except for any changes resulting from the treatment of fractional shares as discussed below, the Reverse Split will not affect any stockholder’s percentage ownership or proportionate voting power. However, because the number of authorized shares of our Common Stock will not be reduced, the Reverse Split will increase the number of authorized and unissued shares of Common Stock available for future issuance. As described below, stockholders holding fractional shares will be entitled to cash payments in lieu of such fractional shares. Such cash payments would reduce the number of post-split stockholders to the extent there are stockholders presently holding fewer than 50 shares. However, this is not the purpose for which we are effecting the Reverse Split. Common Stock outstanding following the Reverse Split will remain fully paid and non-assessable, and we will continue to be subject to the periodic reporting requirements of the Exchange Act.

Principal Effect on Issued Shares

As a result of the Reverse Split, the aggregate number of issued shares of our Common Stock as of the Record Date will be reduced from 16,299,937 shares to approximately 325,999 shares. In addition, the Reverse Split may increase the number of stockholders who own odd lots (less than 100 shares). Stockholders who hold odd lots typically may experience an increase in the cost of selling their shares and may have greater difficulty in effecting sales.

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Effect on Fractional Stockholders

No scrip or fractional certificates will be issued in connection with the Reverse Split. Stockholders who otherwise would be entitled to receive fractional shares because they hold, as of a date prior to the effective time of the Reverse Split, a number of shares of our Common Stock not evenly divisible by the Reverse Split ratio will be entitled, upon surrender of certificate(s) representing such shares, to a cash payment in lieu thereof. The cash payment will equal the product obtained by multiplying (a) the fraction to which the stockholder would otherwise be entitled by (b) the last quoted bid price of our Common Stock on the day immediately prior to the effective time of the reverse stock split, as reported on the OTC Pink marketplace. The ownership of a fractional interest will not give the holder thereof any voting, dividend or other rights except to receive payment therefore as described herein.

Stockholders should be aware that, under the escheat laws of the various jurisdictions where our stockholders reside, where we are domiciled and where the funds will be deposited, sums due for fractional interests that are not timely claimed after the effective time may be required to be paid to the designated agent for each such jurisdiction. Thereafter, stockholders otherwise entitled to receive such funds may have to seek to obtain them directly from the state to which they were paid.

Effect on Registered and Beneficial Stockholders

Stockholders holding our Common Stock in “street name,” through a bank, broker or other nominee, will be treated in the same manner as our registered stockholders whose shares are registered in their names. Banks, brokers or other nominees will be instructed to put the Reverse Split into effect for beneficial holders holding our Common Stock in “street name.” However, these banks, brokers or other nominees may have different procedures than our transfer agent for processing the Reverse Split. If you hold your shares with a bank, broker or other nominee and if you have any questions in this regard, we encourage you to contact such nominee.

Effect on Registered Certificated Shares

Some of our registered stockholders hold all their shares in certificate form. If any of your shares are held in certificate form, you will receive a transmittal letter from our transfer agent, VStock Transfer, LLC, as soon as practicable after the effective date of the Reverse Split. The letter of transmittal will contain instructions on how to surrender your certificate(s) representing your pre-Reverse Split shares to the transfer agent in exchange for a new certificate.

STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE(S) AND SHOULD NOT SUBMIT ANY CERTIFICATE(S) UNTIL REQUESTED TO DO SO.

Potential Anti-Takeover Effect

The additional number of shares of Common Stock that will be authorized for issuance as a result of the Reverse Split could adversely affect the ability of third parties to takeover or change the control of the company by, for example, permitting issuances that would dilute the stock ownership of a person seeking to effect a change in the composition of the Board or contemplating a tender offer or other transaction for the combination of the company with another company. Although the increased proportion of unissued authorized shares to issued shares could, under certain circumstances, have an anti-takeover effect, the Reverse Split is not in response to any effort of which we are aware to accumulate shares of our Common Stock or obtain control of the company, nor is it part of a plan by management to recommend a series of similar amendments to the Board and stockholders.

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Authorized Shares

The Reverse Split will affect all issued shares of Common Stock and outstanding rights to acquire Common Stock. The Reverse Split will not affect any stockholder’s percentage ownership interest in our company, except for any changes related to the treatment of fractional shares as described above. Upon the effectiveness of the Reverse Split, the number of authorized and unissued shares of Common Stock would increase due to the reduction in the number of issued shares of Common Stock. We may issue such shares in the future. If we issue such shares, the ownership interest of holders of our Common Stock will be diluted. As of the Record Date, we had 100,000,000 shares of authorized Common Stock, 16,299,937 shares were issued and outstanding and 83,700,063 shares of our Common Stock were reserved for issuance.

Accounting Matters

The Reverse Split will not affect the par value of the Common Stock. As a result, as of the effective time of the Reverse Split, the stated capital attributable to Common Stock on our balance sheet will be reduced proportionately based on the Reverse Split ratio selected by the Board, and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced. The per-share net income or loss and net book value of our Common Stock will be restated because there will be fewer shares of Common Stock outstanding.

Procedure for Effecting Reverse Split

Upon no fewer than twenty (20) calendar days after the mailing of this Information Statement to our stockholders, if the Board decides to implement the Reverse Split, we will promptly file the Certificate of Amendment with the Secretary of State of the State of Delaware to amend our existing Certificate of Incorporation. The Reverse Split will become effective on the date of filing the Certificate of Amendment, which is referred to as the “effective date.” Beginning on the effective date, each certificate representing pre-Reverse Split shares will be deemed for all corporate purposes to evidence ownership of post-Reverse Split shares. The text of the Certificate of Amendment is set forth in Exhibit A to this Information Statement. The text of the Certificate of Amendment is subject to modification to include such changes as may be required by the office of the Secretary of State of the State of Delaware and as the Board deems necessary and advisable to effect the Reverse Split.

Federal Income Tax Consequences of the Reverse Split

The following is a summary of certain material United States federal income tax consequences of the Reverse Split, does not purport to be a complete discussion of all of the possible federal income tax consequences of the Reverse Split and is included for general information only. Further, it does not address any state, local or foreign income or other tax consequences. Also, it does not address the tax consequences to holders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, nonresident alien individuals, broker-dealers and tax-exempt entities. The discussion is based on the provisions of the United States federal income tax law as of the date hereof, which is subject to change retroactively as well as prospectively. This summary also assumes that the pre-Reverse Split shares were, and the post-Reverse Split shares will be, held as a “capital asset,” as defined in the Internal Revenue Code of 1986, as amended (i.e., generally, property held for investment). The tax treatment of a stockholder may vary depending upon the particular facts and circumstances of such stockholder. Each stockholder is urged to consult with such stockholder’s own tax advisor with respect to the tax consequences of the Reverse Split. As used herein, the term United States holder means a stockholder that is, for federal income tax purposes: a citizen or resident of the United States; a corporation or other entity taxed as a corporation created or organized in or under the laws of the United States, any State of the United States or the District of Columbia; an estate the income of which is subject to federal income tax regardless of its source; or a trust if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust.

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Other than the cash payments for fractional shares discussed below, no gain or loss should be recognized by a stockholder upon such stockholder’s exchange of pre-Reverse Split shares for post-Reverse Split shares pursuant to the Reverse Split. The aggregate tax basis of the post-Reverse Split shares received in the Reverse Split (including any fraction of a post-split share deemed to have been received) will be the same as the stockholder’s aggregate tax basis in the pre-Reverse Split shares exchanged therefor. In general, stockholders who receive cash in exchange for their fractional share interests in the post-split shares as a result of the reverse stock split will recognize gain or loss based on their adjusted basis in the fractional share interests redeemed. The stockholder’s holding period for the post-Reverse Split shares will include the period during which the stockholder held the pre-Reverse Split shares surrendered in the Reverse Split.

Our view regarding the tax consequences of the Reverse Split is not binding on the Internal Revenue Service or the courts. Accordingly, each stockholder should not rely on the foregoing and may wish to consult with his or her own tax advisor with respect to all of the potential tax consequences to him or her of the Reverse Split.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

The following table lists, as of the Record Date, the number of shares of our Common Stock beneficially owned by (i) each person or entity known to us to be the beneficial owner of more than 5% of our outstanding Common Stock; (ii) each of our named executive officers and directors; and (iii) all of our officers and directors as a group. Unless otherwise indicated, the address of each person listed below is in the care of Minn Shares Inc. 315 E. Lake St. Suite 301, Wayzata, MN 55391.

Name of Beneficial Owner or Identity of Group(1)	Number of Shares Beneficially Owned	Percent
5% Beneficial Owners
Tim Gorry[2]	1,240,094	7.61%
James Jackson[3]	1,817,500	11.15%
Steve Alpeter[4]	1,812,972	11.12%
Phil Musser[5]	825,293	5.06%
Executive Officers and Directors
John P. Yeros	1,232,514	7.56%
Kirk S. Honour	2,358,570	14.47%
Randy Gilbert	506,211	3.11%
Scott M. Honour[6]	2,305,229	14.14%
Thomas J. Abood	329,695	2.02%
Danny R. Cuzick	0	*
Damon R. Cuzick	0	*
All executive officers and directors as a group (7 persons)	6,732,219	41.30%

*Less than 1%

(1)	Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them. A person is deemed to be the beneficial owner of securities which may be acquired by such person within 60 days from the date indicated above upon the exercise of options, warrants or convertible securities. Each beneficial owner's percentage ownership is determined by assuming that options, warrants or convertible securities that are held by such person (but not those held by any other person) and which are exercisable within 60 days of the date indicated above, have been exercised.

(2)	The business address of Tim Gorry is 1840 Century Park East, Suite 500, Los Angeles, CA 90067-2120.

(3)	The business address of James Jackson is 707 Wilshire Blvd. Suite 4600, Los Angeles CA 90017.

(4)	1,812,972 shares are owned by Alpeter Family Limited Partnership, of which Steve Alpeter is the beneficial owner. The business address of Alpeter Family Limited Partnership is 117 Portland Ave., #601, Minneapolis, MN 55401.

(5)	825,293 shares are owned by New Frontier Strategy, of which Phil Musser is the beneficial owner. The business address of New Frontier Strategy is 315 Kentucky Avenue, Alexandria, VA 22305.

(6)	2,146,799 shares are owned by Falcon Capital LLC, of which Scott M. Honour is the beneficial owner and 158,430 shares are owned by Honour Capital LP, of which Scott M. Honour is the beneficial owner.

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EXPENSE OF INFORMATION STATEMENT

The expenses of mailing this Information Statement will be borne by us, including expenses in connection with the preparation and mailing of this Information Statement and all documents that now accompany or may after supplement it. It is contemplated that brokerage houses, custodians, nominees, and fiduciaries will be requested to forward the Information Statement to the beneficial owners of our Common Stock held of record by such persons and that we will reimburse them for their reasonable expenses incurred in connection therewith. Additional copies of this Information Statement may be obtained at no charge by writing to us at: 315 E. Lake St. Suite 301, Wayzata, MN 55391.

MISCELLANEOUS

One copy of this Information Statement will be delivered to multiple stockholders sharing an address unless we receive contrary instructions from one or more of the stockholders sharing such address.  Upon receipt of such notice, we will undertake to promptly deliver a separate copy of this Information Statement to the stockholder at the shared address to which a single copy of the Information Statement was delivered and provide instructions as to how the stockholder can notify us that the stockholder wishes to receive a separate copy of this Information Statement or other communications to the stockholder in the future.   In the event a stockholder desires to provide us with such notice, it may be given verbally by telephoning our offices at (877) 973-9191 or by mail to our address at 315 E. Lake St. Suite 301, Wayzata, MN 55391, Attn: President.

We file annual, quarterly and current reports, proxy statements, and registration statements with the SEC. These filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file with the SEC without charge at the public reference facility maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

By Order of the Board of Directors of
MINN SHARES INC.

By:	/s/ John P. Yeros
John P. Yeros
Chief Executive Officer

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EXHIBIT A

CERTIFICATE OF AMENDMENT
TO THE
CERTIFICATE OF INCORPORATION
OF
MINN SHARES INC.

Minn Shares Inc., a corporation organized and existing under and by the virtue of the Delaware General Corporation Law, hereby certifies as follows:

FIRST:            That the name of the corporation is Minn Shares Inc. (the “Corporation”). The original Certificate of Incorporation of the Corporation was filed with the Delaware Secretary of State on October 22, 2010.

SECOND:       This Certificate of Amendment has been duly adopted by the Corporation’s Board of Directors and its stockholders in accordance with the provisions of Sections 242 and 228 of the Delaware General Corporation Law.

THIRD:           That Article 5 of the Certificate of Incorporation is hereby amended by adding the following new paragraph:

“Effective 4:01 p.m. EDT on                            , 2017 (the “Effective Time”), each 50 shares of common stock issued and outstanding immediately prior to the Effective Time shall, automatically and without any action on the part of the holder thereof, be combined and converted into one (1) share of common stock (the “Reverse Stock Split”), subject to the treatment of fractional shares interests described below. Each certificate that immediately prior to the Effective Time represented shares of common stock (“Old Certificates”) shall thereafter represent that number of shares of common stock into which the shares of common stock represented by the Old Certificate shall have been combined. No fractional shares of Common Stock shall be issued. No stockholder of the Corporation shall transfer any fractional shares of Common Stock. The Corporation shall not recognize on its stock record books any purported transfer of any fractional share of Common Stock. A holder of common stock immediately prior to the Effective Time who, after the Effective Time, would otherwise be entitled to a fraction of a share of common stock as a result of such combination shall, in lieu thereof, be entitled to receive a cash payment in an amount equal to the fraction to which the holder would otherwise be entitled multiplied by the last reported per share sale price of the common stock as of immediately prior to the Effective Time, as reported on an over-the-counter market quotation system (or if such price is not available, then such other price as determined by the Board of Directors) and as appropriately adjusted for such combination.”

FOURTH:       No changes are made to the number and class of shares of capital stock which the Corporation is authorized to issue.

[Signature page follows]

IN WITNESS WHEREOF, this Certificate of Amendment to the Certificate of Incorporation of Minn Shares Inc. has been executed by a duly authorized officer of the Corporation on _______________, 2017.

By:
Name:
Its: